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Exhibit 10.6.6





December 22, 1995

Mr. Michael J. Kupstas
5049 West 128 Terrace
Leawood, KS 66209

Dear Mike,

Based on your experience, background presented and excellent impression that you have given us, Au Bon Pain Co., Inc. is pleased to offer you the position of Vice President of Operations - St. Louis Bread Co. We would like you to start on or before February 5, 1996, you will report directly to Richard Postle, President, St. Louis Bread Co.

Your base salary for this position will be payable upon continued employment at the weekly rate of $2,884.62. Your next scheduled review, based on your performance and/or the profitability of the Company will be prorated by date of hire and no later than, January 15, 1997. In addition, your compensation will include the following.

     - You will be included in our incented contingent Pay for Performance Program for 1997. This program incorporates both a dollar payout and stock option grant that rewards you for the completion and quality of agreed upon objectives. Your eligibility for the monetary portion is at a plan of 20% ($30,000.00) with a maximum potential of 40% ($60,000.00) of your base rate and can be paid out in full or any portion thereof, including 0% according to the attached plan description highlights. This amount will be payable on or before March 15, 1998 and you must be employed as a full time employee on this date to be eligible for the payout. For fiscal year 1996, you will receive a guaranteed bonus of a plan at 20% ($30,000.00) with a maximum potential of 40% ($60,000.00) of your base rate to be paid on or before March 15, 1997 and you must be employed as a full time employee on this date to be eligible for the payout.

     - Consideration for Stock Options of 11,500 shares, at the next Board of Director's meeting following your date of hire. The price per share depends on the value per share on your exact start date.

     -    You will receive a car allowance of $96.16 per week.

     - A one year term of employment with a severance package of one year to cover the involuntary termination of your employment by the Company other than "for cause" will provide one year of salary continuance at the annual base


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          compensation rate plus car allowance and medical and/or dental benefits in effect at the time of termination. Incentive payments are not included as part of your severance agreement and new options cease being awarded on your last day worked. Further, severance is paid out weekly, mitigated by future employment and provided after a signed release from you. A document for your signature will follow to confirm this portion of your offer.

     - Au Bon Pain will reimburse you for twelve (12) months of your COBRA expenses. Please let us know what your expenses will be for an individual plan or if you require selecting a "family" plan.

     - We will provide you with a relocation assistance package which includes one househunting trip, including transportation for you and your family; lodging, meals and auto rental for a period not to exceed four days/three nights; movement of household goods, closing costs associated with the closing of your existing home and a $35,000.00 allowance to cover such expenses as additional househunting trips, temporary living, temporary storage, costs associated with home purchase or rental in your new location. This allowance includes any gross up applicable for taxes. Enclosed is Au Bon Pain's relocation policy and guidelines. Please review them and Leanne Strong in Human Resources will contact you to assist you with your move and answer any questions. This relocation package will contain a provision that you reimburse Au Bon Pain a pro-rated portion of your relocation expenses should you voluntarily resign your employment with Au Bon Pain within one year of your start date.

As part of your orientation process, we would like you to train extensively in our retail environment. A training schedule will be developed for you within the next couple of weeks and forwarded to you at your home.

As a full-time Au Bon Pain employee, you will be eligible to participate in the following benefits: medical, dental, life insurance, short term disability, Employee Stock Purchase Plan and 401(k) Plan. The waiting periods and premiums related to these benefits and specific information about plan content will be explained during the orientation process. Our benefit and insurance package is subject to ongoing review and modification from time to time. You will receive an Employee Handbook at your benefits orientation which will explain our vacation and holiday schedules. Au Bon Pain is a nonsmoking work facility. If you have specific questions about our benefits, please contact Joanne Dobson of our Human Resource group at extension 1331.

This offer is contingent on your ability to provide employment eligibility documentation as required by law and outlined on the enclosed information. Nothing in this letter is intended, or should be construed to execute a contract for a definite term. In addition, Au Bon Pain has a ninety (90) day probationary period. Either you or the Company are free to terminate the employment relationship at any time. Please indicate your acceptance of this offer by signing and returning one original of this letter and the enclosed forms no later than Friday, January 12, 1996, after which time this offer will expire.


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We believe that your background and experience will provide a solid foundation for success with Au Bon Pain. We are extremely enthusiastic about our future growth and expansion and anticipate that you will be an important factor in that growth. If you have any questions about the enclosed information, please let me know. Once again, Mike, we welcome you to Au Bon Pain and we look forward to your participation, energy, and contributions.

Sincerely,



Mariel Clark
Senior Vice President
Human Resources


I have read and accept the provisions as outlined above.


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Date              Michael J. Kupstas